For more information,
contact:
Marjorie Sorge, Metaldyne
734-207-6762
Tina Kozak, Metaldyne
734-207-6713
Nissa Inhulsen, Auto PR
248-656-2388

MEDIA RELEASE
For Immediate Release

Tom Chambers Named President and COO of Metaldyne Corporation

PLYMOUTH, Mich. - October 17, 2006 - Tom Chambers has been named president and chief operating officer of Metaldyne Corp. effective immediately, the company announced today. He will report to Timothy D. Leuliette, who remains chairman and CEO. Leuliette was previously chairman, president and CEO.
In his new role, Chambers will oversee day-to-day operations at Metaldyne’s 38 global facilities. He was previously president, Powertrain Group, where he was responsible for all functions of the Group's business including plant operations, financial performance and sales. He will continue to head the Powertrain Group on an interim basis.
This organizational change is precipitated by Metaldyne’s agreement to be acquired by Asahi Tec, a Japan-based chassis and powertrain component supplier in the passenger car/light truck and medium/heavy truck segments. When the Asahi Tec transaction is completed Leuliette will become co-chairman with Shoichiro Irimajiri, the current chairman of Asahi Tec, and also will become co-CEO of the combined companies.
“With these added responsibilities, it makes prudent business sense to appoint a strong leader and mentor to manage Metaldyne’s daily operations. This will allow me the time to focus on the integration of these two great companies,” Leuliette said.
The Asahi Tec transaction moves Metaldyne into a stronger global market and customer position. Under the transaction Metaldyne will operate separately and keep its name. Chambers will oversee that business.
”Tom is a proven leader who has incredible business sense and a wealth of knowledge that will help take Metaldyne to the next level of growth and innovation,” said Leuliette. “He has great character, strong team building skills and a passion for excellence. His understanding of our business and laser focus on financial performance will continue to move Metaldyne forward.”
“Metaldyne is poised for growth,” said Chambers. “We have good operating momentum and our future looks better than at any other point in the past. I look forward to continuing to work with Tim and other members of our leadership team to make Metaldyne a market leader and deliver the products, processes and quality our customers demand.”
Reporting to Chambers will be Joe Nowak, executive vice president and president, Chassis Group; Jim Hudak, managing director, Asia Pacific, and Steve Dickerson, interim vice president, quality and Six Sigma, as well as yet-to-be named vice president of finance and Brooke Matthews, manager of facilities.
In addition to Chambers the following executives will report to Leuliette: Jeff Stafeil, executive vice president and chief financial officer; Logan Robinson, executive vice president, general counsel and government relations; Thomas Amato, executive vice president, commercial operations and corporate development; Kim Kovac, executive vice president, human resources and Metaldyne University, and Marjorie Sorge, vice president, corporate communications.
In addition, Chambers and Nowak will serve on a new President’s Council that will be created after the Asahi Tec transaction is completed.
Chambers has held a variety of positions in the automotive industry including president of Piston Automotive; managing director of operations, Americas for GKN; president of Electrical Systems and general manager of Brake and Chassis Product Lines for the Americas for ITT Industries. From 1962-1992 he held numerous positions within General Motors including managing director of General Motors France.
Chambers has a bachelor of science in engineering technology from the University of Dayton and a masters of science in business from MIT.
To download a photo of Tom Chambers, please visit http://www.metaldyne.com/metaldyne/sections/about/exec_TChambers.aspx.
About Metaldyne
Metaldyne is a leading global designer and supplier of metal-based components, assemblies and modules for transportation related powertrain and chassis applications including engine, transmission/transfer case, wheel-end and suspension, axle and driveline, and noise and vibration control products to the motor vehicle industry.
Headquartered in Plymouth, Mich., Metaldyne has annual revenues of approximately $2.0 billion. The company employs more than 6,500 employees at 38 facilities in 14 countries. For more information, please visit www.metaldyne.com.
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